Exhibit 4.3.6

Translation

CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS

BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Shanghai Media Group

2011 Advertising Agency Agreement

No.: W2011029

Party A: Shanghai Media Group; Advertising Management Center of Shanghai Media Group (“Party A”)

Party B: Shang Xing Media Co., Ltd. (“Party B”)

WHEREAS:

Having each been granted the opportunity to read this Agreement, Party A and Party B hereby expressly understand and acknowledge as follows:

1. Shanghai Media Group and Advertising Management Center of Shanghai Media Group together constitute Party A. Advertising Management Center of Shanghai Media Group is an entity which centrally manages and operates, under the authorization of Shanghai Media Group, advertisement placement matters in respect of the media owned by Shanghai Media Group as well as other media owned by Party A, and which is authorized to exercise the rights hereunder and perform the obligations hereunder;

2. Shang Xing Media Co., Ltd. constitutes Party B. Party B is an advertisement business entity which is lawfully organized in the People’s Republic of China, has been duly registered with and approved by the industry and commerce administration, and is permitted to engage in the business of placing advertisements in the media. Party B warrants that it has the qualifications and ability to independently exercise its rights hereunder and perform its obligations hereunder;

3. The Parties share the common wish of engaging in friendly cooperation and developing the TV advertisement business; and

4. Party B agrees that, under the circumstance where Party A notifies Party B, Party A shall have the right to transfer the rights and obligations under this Agreement to Party A’s subsidiaries.

NOW, THEREFORE, in accordance with relevant provisions of the Contract Law of the People’s Republic of China, the Advertising Law of the People’s Republic of China and other relevant laws and regulations, based on the principle of good faith, friendly cooperation and mutual benefits, Party A and Party B hereby reach the following agreements in respect of the placement by Party B in 2011 of advertisements on the TV channels owned by Shanghai Media Group:

Article 1 Definitions

For the purpose hereof, unless otherwise required by the context, the following words and expressions shall have the following meanings:

1. Agreement Price. For the purpose hereof, the term “Agreement Price” means the amount to be paid by Party B to Party A in accordance with Article 4.1 hereof.

2. Erroneous Broadcasting. For the purpose hereof, the term “Erroneous Broadcasting” means the broadcasting by Party A of the advertisements of Party B with an error of version, date, time slot, channel, etc.

3. Omitted Broadcasting. For the purpose hereof, the term “Omitted Broadcasting” means a failure to broadcast the advertisement booked by Party B.

4. Ceased Broadcasting. For the purpose hereof, the term “Ceased Broadcasting” means a cessation by Party A of advertisement broadcasting due to force majeure or such causes as set out in Article 6.5 hereof.

Article 2 Term of Agreement

The term of this Agreement shall commence as from January 1, 2011 and expire as of December 31, 2011.

Article 3 Scope of Agreement

1. Party B shall purchase from Party A the advertisement operation right for a total of ***** minutes per day and ***** minutes per day during the day and night time, respectively, on the channel of Dragon TV.

2. Party B’s advertisement operation right shall be limited to the time covered by this Agreement. Non-traditional advertisement methods such as naming right, special broadcasting sponsorship, content provider advertisement, program banner and virtual advertisement are not subject to this Agreement.

Article 4 Agreement Price, Guarantee Deposit and Payment

4.1 The Agreement Price to be paid by Party B for the purchase of the advertisement operation right hereunder shall be RMB*****.

4.2 Party B shall pay the Agreement Price without delay in accordance with the following schedule:

January, 2011:	RMB*****
February, 2011:	RMB*****
March, 2011:	RMB*****
April, 2011:	RMB*****
May, 2011:	RMB*****
June, 2011:	RMB*****
July, 2011:	RMB*****
August, 2011:	RMB*****
September, 2011:	RMB*****
October, 2011:	RMB*****
November, 2011:	RMB*****
December, 2011:	RMB*****

NOTE: The payment dates for the above payments shall all fall no later than the 25th day of each month. The guarantee deposit to be separately paid by Party B may and may only be converted into corresponding amount of the Agreement Price for the last two months of the term.

4.3 Within one week from the execution hereof, Party B shall pay a sum of RMB***** to Party A as the guarantee deposit for its purchase of the advertising operation right hereunder. If Party B fails to timely pay the full amount of such guarantee deposit on a lump-sum basis, Party A shall have the right to immediately terminate this Agreement.

4.4 Party A shall have the right to directly deduct from its guarantee deposit the advertisement broadcasting fee and such liquidated damages, indemnities and any other outstanding payment as set out in Article 6. Party B shall make up the deducted guarantee deposit within 10 days from such deduction, failing which Party A shall have the right to proceed in accordance with Article 6.3 hereof.

4.5 If Party B fails to pay in full the Agreement Price, Party A shall have the right to treat the guarantee deposit as the money to set off the unpaid portion of the Agreement Price. Where such guarantee deposit is not sufficient to cover such unpaid portion of the Agreement Price, Party A may separately claim the same from Party B.

Article 5 Rights and Obligations of the Parties

5.1 Party A shall be entitled to review the relevant qualifications of Party B before the entry into of this Agreement and Party B shall be obligated to truthfully provide relevant documents to Party A in accordance with relevant requirements of the state and shall be held legally liable for the truthfulness of such documents.

5.2 Subject to written consent of Party A, Party B may exercise its rights in accordance with the principle of “independent promotion, independent pricing and independent operation” in the programs in respect of which Party B has the operation right as an agent hereunder, provided that Party B shall cooperate with the special requests imposed by Party A on the broadcasting of relevant brand advertisements in light of the requirements of relevant laws, regulations and policies, the need for public opinion guidance management or the need to stabilize or safeguard market order.

5.3 Party B covenants that during the course of the operations conducted by it in 2011 as an agent hereunder, it shall refrain from applying the CPRP, or cost per rating point method to its customers and shall safeguard the stability of the pricing system in conjunction with Party A.

5.4 The Parties shall separately determine, by way of advertisement placement and broadcasting booking orders, the lengths and positions of the advertisements to be actually placed and broadcasted during the performance of this Agreement. The booking orders of Party B shall in principle be in the form of an original copy duly signed by the business personnel of Party B and affixed with the corporate seal of Party B. Party B shall provide the name list of such business personnel to Party A for its confirmation and recordal. If Party B makes the order by fax, then, in addition to the signature and sealing as required of the original copy of an order, such faxed copy shall also clearly set out the fax number and the transmission time. A booking order will become effective immediately upon confirmation, signature and sealing by the business personnel of Party A.

5.5 The Parties agree that the broadcasting of advertisements hereunder during each day or period shall be based on the program play-out schedule of the day of broadcasting. Where Party B fails to provide the advertisement schedule, or where Party B provides an advertisement schedule with advertisement broadcasting times different from the advertising operation time of such day or period as notified by Party A to Party B in accordance with this Agreement, Party B shall be deemed to have used its advertising operation right in respect of such day or period in full conformity with this Agreement.

5.6 The advertisements provided by Party B shall comply with the Advertising Law of the People’s Republic of China and relevant laws and regulations and shall not violate any prior right, such as copyrights and portrait rights, of any third party. Party B shall furnish to Party A relevant certificates and approvals issued by relevant competent authorities. Medical advertisements shall be subject to review and approval by relevant authorities of Shanghai City. Party B further agrees to strictly abide by relevant requirements of relevant competent authorities of the state on the placement and broadcasting of advertisements as well as the Advertisement Placement and Broadcasting Instructions issued by Party A. Otherwise, Party A shall have the right to decline the broadcasting of such advertisements and Party B shall bear all losses arising therefrom. Party B shall be responsible for any economic and legal liabilities resulting from any political mistake or breach of relevant regulations arising after the broadcasting of any advertisement. Party A shall not be held liable, on account of its act of review, for the lawfulness and truthfulness of the content of any advertisement or any consequence arising from such advertisement.

5.7 Party A shall have the right to review the sample tapes of advertisements in terms of their content, expressive form, technical standard, etc and to demand Party B to make modifications to sample tapes of advertisements which contain contents and expressive forms that are in violation of applicable laws, regulations and rules or which fail to meet technical standards. Unless and until such modifications are made, Party A shall have the right to refuse the broadcasting of the same and Party B shall bear all losses arising therefrom. If Party A suffers losses or reputation damage due to the content or the expressive form of the advertisements provided by Party B, Party B is obliged to fully compensate Party A, including, without limitation, direct economic loss, lawsuit charges and lawyer charges.

5.8 The advertisement broadcasting tapes and advertisement placement and broadcasting orders of Party B shall be delivered to Party A ten days before the broadcasting date and Party B shall be liable for the broadcasting delay arising out of its failure to deliver the same. The advertisement broadcasting tapes shall be consistent with the sample tapes of advertisement which have been previously provided to, and approved by, Party A and shall equally be consistent with the version indicated in the relevant advertising placement and broadcasting order, failing which Party B shall be responsible for all liabilities arising therefrom. A tape number shall be applied for in relation to an advertisement before it is broadcasted, and the booking order shall state not only the relevant version or the relevant brand but shall also state the relevant tape number, which shall have the overruling effect. If the booking order of Party B contains the brand or version information only and does not contain the tape number information, Party A shall have the right to refuse to broadcast the advertisement and Party B shall bear all losses arising therefrom.

5.9 Any modification or cancellation by Party B of an advertisement order shall be notified by way of a signed written notice to Party A seven business days before the broadcasting date of the advertisement and shall obtain written consent of Party A. If such notice is provided to Party A four business days before the broadcasting date of the advertisement and if Party A grants its consent, Party B shall pay to Party A a fee equal to *****% of the modified or cancelled portion of the original order. No advertisement order may be modified or cancelled three business days before its broadcasting date.

5.10 Any objection by Party B to the broadcasting of an advertisement shall be made in writing within 15 business days from the agreed broadcasting time of the advertisement and shall be accompanied by written and taped broadcasting monitoring documents issued by an authoritative broadcasting monitoring company acceptable to the Parties. If Party B has not made any written objection within such 15 business days, the broadcasting of such advertisement shall be deemed accurate and valid. Party A may at the request of Party B issue a broadcasting completion certificate within 30 days from the broadcasting date of an advertisement.

5.11 Party B shall timely make the payments agreed hereunder. Party B shall not demand a reduction of the agreed total Agreement Price on grounds of insufficient advertisement business development or any other reasons.

5.12 Party B undertakes to place without delay the advertisements in accordance with the requirements set out herein within the times and deadlines agreed herein. Party A will not broadcast any advertisement which has missed such time and deadline.

5.13 During its performance of the advertising agency agreement hereunder, Party B shall be responsible for resolving, and shall assume relevant liabilities for, any creditor rights, debt or other economic disputes arising as a result of reasons attributable to Party B or its customers, or any suit or dispute arising after the broadcasting of any advertisement.

5.14 During its conduct of the advertising agency operations hereunder, Party B shall give Party A a written notice of any of its change in equity interests, material asset disposal/or guarantee, lawsuits and other material matters, as well as any material project cooperation, mortgage creation or loan extension and like economic activities in relation to a third party and shall provide relevant documents together with such notice. Party A reserves the right to pursue Party B for its failure to comply with this notice obligation.

Article 6 Breach of Contract Liabilities

6.1 Party B agrees that it shall immediately notify Party A of any of its breaches of the foregoing provisions and shall timely take actions to duly remedy the same; and that it shall solely assume all relevant losses, responsibilities, obligations and expenses and breach of contract liabilities; and that Party A shall have the right to immediately terminate this Agreement.

6.2 Upon its entry into force, this Agreement shall not be defaulted, incompletely performed, unduly modified or terminated by neither of the Parties. In addition to complying with laws and relevant contractual provisions, any termination or modification of this Agreement shall be subject to the mutual agreement of the Parties and shall be effected by a separate supplementary agreement to be entered into by the Parties in accordance with law. Failure to comply with the foregoing sentence shall be deemed a breach of this Agreement. In addition to its right to request the breaching Party to continue to perform this Agreement, the non-breaching Party shall also have the right to demand the breaching Party to pay liquidated damages equal to *****% of the portion of the Agreement Price which remains to be performed.

6.3 Party B shall make the payments in accordance with this Agreement. Late payment by Party B shall entitle Party A to cease the broadcasting of Party B’s advertisements and ultimately, to unilaterally terminate this Agreement without a refund of the guarantee deposit to Party B. In addition, Party A shall be entitled to request Party B to pay to it a late payment penalty equal to *****% of the aggregate sum of late payment for each day of delay until full settlement of such late payment. If a payment by Party B becomes overdue for more than 30 days (including the given ten days to make up the deducted guarantee deposit), Party B shall, in addition to the late payment penalty, pay to Party A late payment damages equal to *****% of the overdue payment.

6.4 If Party B is breach of Article 5.3 hereof, Party B shall assume breach of contract liabilities and forfeit the guarantee deposit and Party A shall be entitled to immediately terminate this Agreement.

6.5 Party A shall broadcast Party B’s advertisements in accordance with this Agreement. In the event of an Erroneous Broadcasting or a Omitted Broadcasting, Party A will make up the broadcasting in accordance with the principle of “One Make-up Broadcasting for One Erroneous Broadcasting; Two Make-up Broadcastings for One Omitted Broadcasting”, with the make-up broadcasting time slots to be arranged for by Party A in accordance with the program schedule. However, if, due to a change in the programs of the various TV channels owned by Party A, the order of a superior authority, or a mechanical failure and like reasons, a program or its broadcasting time or channel has been modified and has thereby made it impossible to broadcast an advertisement or has thereby resulted in an inconsistency between the actual broadcasting of the advertisement and its booking order, no breach shall be deemed to have occurred.

6.6 Should anyone from Party B’s end interfere the ratings, Party A shall have the right to take relevant measures until it terminate this Agreement without conditions and retain the right to claim for any legal responsibility.

6.7 Party B shall independently operate the project provided under this Agreement, and shall not assign or subcontract the project provided under this agreement by any means. Party B shall be the same entity operating the project provided under this agreement, and shall not change or transfer in any ways (including joint venture or cooperation agreement). Party B, who operates the project under this agreement, shall not co-operate with any other 2011 projects of party A by any means. Should Party A find this situation, Party B shall be deemed default, and Party A is entitled to confiscate party B’s guarantee deposit and terminate this Agreement immediately.

Article 7 Independent Contractors

7.1 The Parties hereto are independent contractors and no joint venture, partnership or employment relationship is created between the Parties. No Party or any of its employees or agents may conduct, or attempt to conduct, business on behalf of the other Party as a partner, representative, employee or otherwise or represent itself as such either explicitly or implicitly.

7.2 Without written consent of Party A, Party B may not carry out external publicity activities by representing itself as a sponsorship partner or sponsor of the programs of Party A, nor shall it use the names, logos or other marks of Party A.

Article 8 Contractual Effect

8.1 Without written consent of Party A, Party B may not assign this Agreement or any of its rights and obligations hereunder. Where Party B is found to have made such an assignment without authorization, Party B shall forfeit the guarantee deposit and Party A shall be entitled to immediately terminate this Agreement.

8.2 The following documents shall have the same legal force as this Agreement:

(1)	Advertisement placement booking orders;

(2)	The last released 2011 standard advertising prices list (in the event of any change, the standard price/s released by Party A immediately thereupon shall apply);

(3)	Advertisement Placement and Broadcasting Instructions;

(4)	Hard-Sell Advertisement Resources Table;

(5)	Notes on the Advertising Resources Table; and

(6)	All kinds of relevant regulations, policies and orders of Party A’s superior units or administration authorities.

Article 9 Force Majeure

If, due to earthquake, typhoon, flood, fire, the order of a superior authority of Party A and other force majeure events, a Party is prevented from continuing to perform this Agreement, the Parties shall terminate this Agreement without liability to each other, provided that the affected Party shall have timely notified the other Party upon occurrence of the force majeure event.

Article 10 Dispute Resolution

Upon effectiveness of this Agreement, any dispute arising out of its performance shall be resolved by the Parties through amicable consultations, failing which, such dispute may be submitted by the Parties to the People’s Court of the place of performance of this Agreement.

Article 11 Effectiveness

11.1 This Agreement shall be made in Chinese in four originals, with each of the Parties holding two copies thereof. Each copy shall have the same legal force.

11.2 This Agreement shall become effective on the date when it is signed and sealed by each of the Parties.

Party A:	Party B:
Shanghai Media Group;	Shang Xing Media Co., Ltd.
Advertising Management Center of
Shanghai Media Group

By:	By:
(Seal)	(Seal)

Date: Jan 24, 2011	Date: Jan 24, 2011

2011 Advertisement Rates List of Dragon TV

Time	Program		30 Seconds
0700-0900	View on Orient-Break		*****
0900-1200	Entertainment (repeated)-Break	Mon.-Fri.	*****
0830-1200	Weekend Cinema- P&S Ad.	Sat.-Sun.	*****
0830-1200	Weekend Cinema- Break	Sat.-Sun.	*****
0830-1200	Weekend Cinema- Ending	Sat.-Sun.	*****
1200-1230	Oriental Noon News- Break	Mon.-Fri.	*****
1200-1230	A Tale of Two Cities- break	Sat.	*****
1235-1800	Weekend Cinema- P&S Ad.	Sat.	*****
1235-1800	Weekend Cinema- Break	Sat.	*****
1235-1800	Weekend Cinema- Ending	Sat.	*****
1235-1700	Classic Cinema- P&S Ad.	Mon.-Fri.	*****
1235-1700	Classic Cinema- Break	Mon.-Fri.	*****
1235-1700	Classic Cinema- Ending	Mon.-Fri.	*****
1700-1730	Outside-made program A- Break	Mon.-Fri.	*****
1730-1800	Outside-made program B- Break	Mon.-Fri.	*****
1200-1800	Weekend Short Show- Break	Sun.	*****
1800-1858	Oriental News- Break		*****
1858	before CCTV News		*****
1935	Gold Cinema 1- P&S Ad.		*****
2000	Gold Cinema 1- Break		*****
2025	Gold Cinema 1- Ending		*****
2035	Gold Cinema 2- P&S Ad.		*****
2040	Gold Cinema 2- Break		*****
2105	Gold Cinema 2- Ending		*****
2105-2200	Happy Cube- Break	Mon.-Thu.	*****
2200-2300	Self-made program- Break	Mon.-Thu.	*****
2105-2300	Chose From Hundred- Break	Fri.	*****
2105-2300	Self-made entertainment- Break	Sat.	*****
2105-2300	Reality Show- Break	Sun.	*****
2300-2345	Oriental Night News- Break		*****
2345-0030	Topics- Break		*****
0030-0700	Overnight Cinema- Break		*****

Notes:

1.	Additional *****% will be charged for the first or last place; additional *****% for the second or the second to last place; additional *****% for the third or the third to last place; additional *****% for any other place required.

2.	In January, February, September and December of 2008, all rates for all advertisements at all times will be increased by *****%.

3.	The Rate List is the temporary version for January to March, 2011.

4.	The right of interpretation belongs to the operation department of Dragon TV.

Cooperation Memorandum

Based on the principle of equality, mutual benefits and friendly cooperation, Party A and Party B hereby reach the following agreements in respect of the advertisement placement undertaken by Party B on Party A’s Dragon TV:

1. Party B shall exclusively undertake the advertisement operation right for a portion of Dragon TV’s advertising time in 2011

1.1 Party B shall serve as an exclusive agent of advertisement for a portion of advertising time on Party A’s medias, and place advertisements for certain brands represented by Party B (Party B shall report to Party A and get its approval) for a portion of Dragon TV’s advertising time (the time agreed by both Parties). Party B shall undertake the advertisement operation right of a portion of Dragon TV’s advertising time, with ***** minutes per day and ***** minutes per day during the day and night time, respectively, and ***** minutes per year and ***** minutes per year during the day and night time, respectively.

1.2 Party shall have the advertisement operation right for a portion of Dragon TV’s advertising time, for a price of RMB*****.

1.3 According to the principle of advertisement division, the first or last place of the advertising time shall be divided as per the time length, and Party B owns *****% of the total time. In principle, Party B shall use the advertising time of the last place. Should Party B’s customer need to use the advertising time of the first place, both Parties shall negotiate.

1.4 Party A, who encounters a changing program schedule, shall ensure Party B that the total length of the advertising time as well as the total amount of advertisement placement shall reach ***** minutes per year and ***** minutes per year during the day and night time, respectively. Party A, who fails to ensure party B the advertising time and advertisement placement due to the changing program schedule, shall make up the total unperformed broadcasting time with the comparable advertisement placement within that given year, or waive Party B’s advertising fees of an equivalent amount.

2. Filling of customers in 2011

2.1 The customers filled by Party B in 2011 shall be subject to the filed customer list as attached.

2.2 Should the customer, listed in the attachment, express clearly that it will assign other advertisement agency to conclude agreement with Party A and provide with the evidential documentation, Party B shall agree to separate this customer from the filed customer list, expect for the circumstance of malicious completion conducted by the customer. Should other agency obtain the advertisement placement right with lower price, the customer shall still negotiate with Party B regarding the placement.

2.3 Should Party B include the customer of case agency in 2010, Party B shall, according to the evidential documentation provided by the customer, report to Party A for the additional advertisement operation right of Dragon TV.

3. Integrated marketing project

3.1 Party B shall actively cooperate with Party A to reach the integrated marketing project of an amount of RMB*****. The customer development shall base on the filed customers. The agency fee provided in the agency agreement for the integrated marketing project is *****%, while the agency fee for the amount of integrated marketing project which surpasses RMB***** is *****%.

4. Cooperation for program production

4.1 The cooperation of producing the evening party shows and special programs.

4.2 Program production based on the customer’s need with both Parties negotiating the price and cooperating in terms buyout.

5. Price system

5.1 Discount: execute the price system in accordance with the announced by the Advertising Management Center. The price system announced by the Advertising Management Center shall be included in the 2011 Dragon TV’s Agency Agreement as one of the attachments.

5.2 Toward the non-annual customer, both Parties shall abide by the price system hereof determined, and strictly perform the uniform sales policy in accordance with the price system.

5.3 The annual customer shall decide its brand and, for the hardware rather than the software, abide by the price system agreed between Party A and Party B (for example, should the individual customer request for increasing the hardware, it shall also abide by the discount system agreed upon). Both Parties shall negotiate and determine in advance; non-annual customer shall not interfere the price system.

5.4 Party A and Party B shall abide by the above clauses together.

6. In accordance with the foregoing cooperation model, should Party A and Party B cooperate pleasantly and Party B accomplish the agreed amount, both Parties shall further negotiate the renewal of this Agreement at the end of 2011.

Party A:

Shanghai Media Group;

Advertising Management Center of

Shanghai Media Group

By:

(Seal)

Date: Nov 26, 2010

Party B:

Shang Xing Media Co., Ltd.

By:

(Seal)

Date: Nov 26, 2010